UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FRANK’S INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF SHAREHOLDERS

FRANK’S INTERNATIONAL N.V.

Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands

to be held on May 19, 2017 at 2:00 p.m. Central European Time at the Hotel Sofitel Legend the Grand Amsterdam, Oudezijds Voorburgwal 197, 1012 EX,

Amsterdam, The Netherlands

To the shareholders of Frank’s International N.V.:

You are cordially invited to attend the annual meeting of the shareholders of Frank’s International N.V. (the “Company”). This annual meeting has been called by the Company’s board of managing directors (the “Management Board”) and the Company’s board of supervisory directors (the “Supervisory Board”). At this meeting, you will be asked to consider and vote upon the following proposals:

1.	To elect Mr. Robert W. Drummond, Mr. Douglas Stephens, and re-elect seven of the current directors to the Supervisory Board to serve until the Company’s annual meeting of shareholders in 2018;

2.	To replace Frank’s International Management B.V. (“FIM BV”) as managing director of the Company with the appointment of Alejandro Cestero, Burney J. Latiolais, Jr. and Kyle McClure as managing directors of the Company to serve for an indefinite period of time;

3.	To discuss the annual report for the fiscal year ended December 31, 2016, including the paragraph relating to corporate governance, to confirm and ratify the preparation of the Company’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2016;

4.	To discharge the members of the Company’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2016;

5.	To discharge the sole member of the Company’s Management Board, FIM BV, from liability in respect of the management conducted by it, as appears from the books and records of the Company and with respect to its responsibilities vis-à-vis the Company and to grant FIM BV full and final discharge;

6.	To appoint PricewaterhouseCoopers Accountants N.V. as our auditor who will audit the Dutch statutory annual accounts of the Company for the fiscal year ending December 31, 2017 as required by Dutch law;

7.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our U.S. GAAP financial statements for the fiscal year ending December 31, 2017;

8.	To ratify and approve the remuneration of the members of the Supervisory Board granted for the period from the 2016 annual meeting until the date of the 2017 annual meeting, and to approve the remuneration of the members of the Supervisory Board for the period from the 2017 annual meeting up to and including the annual meeting in 2018;

9.	To approve the remuneration policy for the Management Board as proposed by the Supervisory Board;

10.	To authorize the Company’s Management Board to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the New York Stock Exchange, and during a period of 18 months starting from the date of the 2017 annual meeting, subject to Supervisory Board approval;

11.	To approve and resolve to amend the articles of association of the Company (the “Articles”) in conformity with the draft approved by the Supervisory Board, in order to:

a.	delete the references to preference shares, since all issued preference shares have been converted into common shares, and to comply with changes in Dutch law since the date of the current Articles;

b.	renew the five year period during which the Management Board is designated as the body authorized to issue shares, subject to the prior consent of the Supervisory Board.; and

c.	authorize the Chairman of our Supervisory Board and each employee of our outside Dutch counsel, Van Campen Liem, Amsterdam, The Netherlands, to sign the notarial deed of amendment to our Articles in front of a civil-law notary officiating in Amsterdam, The Netherlands and to undertake all other activities the holder of this power of attorney deems necessary or useful with respect to the present amendment to our Articles.

A copy of the motion containing a verbatim text of the proposed amendment is deposited at the Company’s office for inspection by the shareholders. A further explanation of the changes is provided in the proxy statement; and

12.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

All shareholders of the Company are entitled to attend the annual meeting and to vote the shares of common stock (the “Common Stock”) that they hold as of the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code (which is April 21, 2017, as described further in the proxy statement). Each person who attends the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport and proof of share ownership as of April 21, 2017. Examples of proof of share ownership include voting instruction statements from a broker or bank or share certificates. Even if you plan to attend the annual meeting, the Company urges you to promptly vote your shares of Common Stock by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the annual meeting. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the annual meeting, you must obtain from your broker or other nominee a proxy issued in your name.

For further information, please review the proxy statement at www.proxydocs.com/fi, which contains detailed descriptions of the proposals to be voted upon at the annual meeting.

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